RULE 424(B)(3)
                                                          SEC FILE NO: 333-43745

                    STICKER SUPPLEMENT DATED AUGUST 26, 1998
                    TO PROSPECTUS DATED FEBRUARY 10, 1998, OF
                           HIGHWOODS PROPERTIES, INC.

         THE SOLE PURPOSE OF THIS PROSPECTUS SUPPLEMENT IS TO REPLACE THE INFORMATION SET FORTH UNDER THE CAPTION "SELLING SECURITYHOLDERS" IN THE ACCOMPANYING PROSPECTUS. CAPITALIZED TERMS USED IN THIS PROSPECTUS SUPPLEMENT HAVE THE MEANINGS SET FORTH IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS.

                             SELLING SECURITYHOLDERS

         This Prospectus Supplement and the accompanying Prospectus relate to the offer and sale by the holders thereof from time to time of up to (i) 117,617 shares (the "Original Shares") of the Company's Common Stock; (ii) 2,972,524 shares (the "Redemption Shares") of Common Stock by which shares may be issued by the Company to the extent that holders of up to 2,972,524 Common Units exercise their right to redeem such Units and the Company elects to satisfy such redemption right through the issuance of Common Stock; (iii) 1,444,290 shares (the "Warrants Shares") of Common Stock issuable upon the exercise of up to 1,444,290 Warrants, which Warrants may be deemed to be held by affiliates of the Company; and (iv) 1,479,290 Warrants.

         The Company has agreed to indemnify the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), or to contribute to payments the Selling Securityholders may be required to make in respect thereof. Insofar as indemnification of the Selling Securityholders for liabilities arising under the Securities Act may be permitted pursuant to such agreements, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         Because the Selling Securityholders may offer all or some of the Securities, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Securities that will be held by the Selling Securityholders after completion of the offering, no estimate can be given as to the principal amount of the Securities that will be held by the Selling Securityholders after completion of the offering.

         The Selling Securityholders and any broker or dealer to or through whom any of the Securities are sold may be deemed to be underwriters within the meaning of the Securities Act with respect to the Securities offered hereby, and any profits realized by the Selling Securityholders or such brokers or dealers may be deemed to be underwriting commissions. Brokers' commissions and dealers' discounts, taxes and other selling expenses to be borne by the Selling Securityholders are not expected to exceed normal selling expenses for sales. The registration of the offering of the Securities by the Selling Securityholders under the Securities Act shall not be deemed an admission by the Selling Securityholders or the Company that the Selling Securityholders are underwriters for purposes of the Securities Act of any Securities offered under this Prospectus.

         The Securities offered by this Prospectus may be offered from time to time by the Selling Securityholders named below. The following table provides the name of each Selling Securityholder and the number of shares of Common Stock or Warrants beneficially owned and offered hereby by each Selling Securityholder. The number of shares of Common Stock provided in the following table includes the number of shares that may be acquired by each Selling Securityholder upon redemption of Units or upon exercise of Warrants.

         The Securities offered by this Prospectus may be offered from time to time by the Selling Securityholders named below:

     Name of Selling       Number of Shares        Number of Shares          Number of              Number of
     Securityholder (1)    of Common Stock         of Common Stock       Warrants Owned          Warrants Offered
                           Owned Prior to           Offered Hereby       Prior to Offering            Hereby
                                 Offering
     -----------           -------------           ------------          ------------            -----------
James R. Heistand (2)           1,491,660 (3)         1,491,660 (3)            852,575                 852,575
Allen C. De Olazarra (4)          835,350 (3)           835,350 (3)            488,165                 488,165
Dale Johannes (4)                 203,171 (3)           203,171 (3)            103,550                 103,550
Karen Blakely                          NA                  NA                  10,000                   10,000
Mary L. Demetree                 25,309                25,309                       NA                      NA
William G. Evans                  1,539                 1,539                       NA                      NA
Robert Turner                         NA                  NA                    10,000                  10,000
Mark Walsh                            NA                  NA                    15,000                  15,000
Jewish Communal Fund              11,391               11,391                       NA                      NA
1985 Trust F/B/O
    Clate Joseph Korsant           1,431                 1,431                      NA                      NA
1985 Trust F/B/O Justin
    Frederick Korsant              1,431                 1,431                      NA                      NA
James Bubb III                        49                    49                      NA                      NA
Dr. Gregory Beer                     714                   714                      NA                      NA
Geoffrey Beer                         56                    56                      NA                      NA
Geoffrey Boisi                     1,276                 1,276                      NA                      NA
Brainard Holdings, Inc.            7,978                 7,978                      NA                      NA
Burden Direct Investment
    Fund I                        14,268                 14,268                     NA                      NA
Max C. Chapman                     7,107                  7,107                     NA                      NA
Jeff Dishner                          54                     54                     NA                      NA
Jonathan Eilian                      554                    554                     NA                      NA
James Gates                          835                    835                     NA                      NA
Steve Goldman                        541                    541                     NA                      NA
Eugene Gorab                          221                    221                    NA                      NA
Madison Grose                         29                      29                    NA                      NA
James A. Kleeman, M.D.                80                      80                    NA                      NA
Merrick Kleeman                       142                     142                   NA                      NA
Lowell D. Kraff                       118                     118                   NA                      NA
John Kukral                         1,418                   1,418                   NA                      NA
Montrose Corp.                     71,377                   71,377                  NA                      NA




Charles E. Mueller, M.D.              151                      151                  NA                      NA
Michael Mueller                       284                      284                  NA                      NA
The Nash Family Partnership          2,848                   2,848                  NA                      NA
Alan Schwartz                        1,996                   1,996                  NA                      NA
Jerome Silvey                           70                      70                  NA                      NA
Star Investors, GP                  57,089                  57,089                  NA                      NA
Starwood Capital Group I, L.P.         2,900                 2,900                  NA                      NA
Starwood Capital Group, LLC           69,231                69,231                  NA                      NA
Starwood Office Investors I, Inc.      4,015                 4,015                  NA                      NA
Starwood Opportunity
     Fund II, L.P.                   549,308               549,308                  NA                      NA
Starwood Opportunity
     Fund IV, L.P.                 1,055,711             1,055,771                  NA                      NA
Barry Sternlicht                      12,523                12,523                  NA                      NA
Jay Sugarman                              28                    28                  NA                      NA
Ziff Investors Partnership,
    L.P. II                          100,178               100,178                  NA                      NA

-------------

(1) A "Selling Securityholder" shall also include any person or entity that receives Securities (or Common Units or Warrants redeemable or exercisable for Securities) as a result of (i) their pro rata distribution by an entity to its equity holders, (ii) a gift, or (iii) a pledge. Any Selling Securityholder who is not specifically named in the foregoing table will be named in a supplement to the Prospectus if such a supplement is required by the rules and regulations of the Securities and Exchange Commission at the time such Selling Securityholder offers any Securities.
(2)      Executive officer and director.
(3) Number of shares shown includes Redemption Shares that may be issued upon redemption of outstanding Units even if not currently redeemable and Warrant Shares issuable upon exercise of outstanding Warrants even if not currently exercisable.
(4) The Selling Securityholder's Redemption Shares and Warrant Shares are being registered hereby should such stockholder be deemed to be an underwriter under Rule 145 of the Securities Act or an affiliate. The Company disclaims that the Selling Securityholder is an underwriter or an affiliate of the Company.